Exhibit 99.1
SIMPSON MANUFACTURING CO., INC.
401(k) PROFIT SHARING PLAN

Financial Statements and Supplemental Information

As of December 31, 2020 and 2019
and for the Year Ended December 31, 2020

(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm

To the Participants and Administrative Committee of the
Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan
Pleasanton, California

Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan (the "Plan") as of December 31, 2020 and 2019, and the related statement of changes in net assets available for benefits for the year ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2020 and 2019, and the changes in net assets available for benefits for the year ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Supplemental Information
The supplemental information contained in the Schedule of Delinquent Participant Contributions for the year ended December 31, 2020, and the Schedule of Assets (Held at End of Year) as of December 31, 2020 has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental information is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ArmaninoLLP

We have served as the Plan’s auditor since 2007.
San Ramon, California
June 21, 2021

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Statements of Net Assets Available for Benefits
As of December 31, 2020 and 2019

	2020	2019
Assets
Investments, at fair value	$257,981,599	$217,217,614
Total investments	257,981,599	217,217,614
Receivables
Employer contributions	10,197,390	9,016,923
Notes receivable from participants	3,853,568	3,726,534
Total receivables	14,050,958	12,743,457
Net assets available for benefits	$272,032,557	$229,961,071

The accompanying notes are an integral part of these financial statements.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Statement of Changes in Net Assets Available for Benefits
For the Year Ended December 31, 2020

Additions
Investment income
Net appreciation in fair value of investments	$30,282,583
Interest and dividends	4,559,501
Total investment income	34,842,084

Interest income on notes receivable from participants	246,328
Other income	13,158

Contributions
Employer	13,258,157
Participant	8,106,158
Rollovers	1,110,203
Total contributions	22,474,518

Total additions	57,576,088
Deductions
Benefits paid to participants	15,486,744
Fees	17,858
Total deductions	15,504,602

Net increase	42,071,486

Net assets available for benefits
Beginning of year	229,961,071

End of year	$272,032,557

The accompanying notes are an integral part of these financial statements.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2020 and 2019

1.                          Plan Description

The following is a brief description of the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan (the "Plan") and is provided for general informational purposes only. Participants should refer to the plan document, as amended, for a more complete description of the Plan's provisions.

General

The Plan is a defined contribution plan that Simpson Manufacturing Co., Inc. and its United States subsidiaries (collectively, the "Company" or "employer") established in 1956 to provide benefits to eligible U.S. employees, as provided in the plan document. The Plan is subject to the provisions of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan’s fiscal year (“Plan Year”) is the twelve-months ended December 31.

Plan administration

The Company is the administrator of the Plan and, as such, carries out the duties imposed by ERISA. The Company has delegated certain responsibilities for the operation and administration of the Plan. Charles Schwab Bank served as the trustee for the Plan and Milliman, Inc. provided administrative and recordkeeping services on behalf of the Plan through March 31, 2020. Beginning April 2020, Vanguard Fiduciary Trust Company serves as the trustee (collectively with Charles Schwab Bank, the "Trustees"), for the Plan and The Vanguard Group Inc. provided administrative and recordkeeping services on behalf of the Plan.

Eligibility

All Company employees, except employees working under the terms of a collective bargaining agreement, non-resident aliens and employees with contractual exclusion from participation under the Plan, are eligible to participate in the Plan once they have reached the entry date. The entry date for purposes of employee elective deferrals and employer safe-harbor contributions is upon commencement of employment. For purposes of employer discretionary contributions, employees enter the Plan on the first day of the Plan Year.

Contributions

Participants may elect to contribute through payroll deductions amounts up to 100% of their annual compensation, as defined by the Plan on a tax-deferred basis or a Roth after-tax basis, up to a maximum amount allowed by the Internal Revenue Code (the "IRC"). Maximum allowed deferral amounts were $19,500 for 2020. Employees over the age of 50 could also contribute an additional $6,500 to the Plan for 2020. Contributions withheld are invested in accordance with the participant's direction into various investment options offered by the Plan. Participants may also contribute qualified rollover contributions representing distributions from other qualified plans. Newly hired-eligible employees are automatically enrolled to defer 3% of their eligible compensation on a tax-deferred basis unless the participant makes a contrary election or opts out.

The Company provides a safe harbor non-elective contribution equal to 3% of the participant's quarterly eligible compensation, as defined by the Plan. The Company may also contribute to the Plan a discretionary amount, approved by its Board of Directors, limited to the maximum amount deductible for federal income tax purposes. The Company's discretionary contribution is allocated to the account of each participant who has completed at least 1,000 hours of service during the Plan Year and is employed on the first and last (unless the participant is retirement eligible at age 60) day of the year based upon a percentage of the participant's annual eligible compensation to total eligible compensation. The discretionary employer contribution amounted to 7% of eligible compensation for each participant for the year ended December 31, 2020. The Company’s safe harbor non-elective contribution and discretionary contribution amounted to $4,188,624 and $9,069,533 in 2020, respectively.

Employer contributions are invested in accordance with the participant's direction into various investment options offered by the Plan. If a participant fails to choose an investment option for the contributions to his or her Plan account,

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2020 and 2019

such funds are automatically invested in the default investment option until he or she selects a different investment option available under the Plan. The Plan's designated default investment option is the Vanguard Target Retirement Fund that has a target retirement date closest to the year in which the applicable participant might retire, based on the participant's date of birth and assuming a retirement age of 65.

Participant accounts

Each participant's account is credited with the participant's contributions and allocations of (a) the Company's contributions and (b) Plan earnings and charged with an allocation of investment losses and administrative expenses not paid directly by the Company (net of investment related expenses). Allocations of investment earnings are based strictly on the participant's selection of investments and timing of purchase. Other allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting

Participants are immediately vested in their voluntary contributions, including rollover contributions and the Company's safe harbor non-elective contribution, plus actual earnings thereon. Vesting in the Company's discretionary contributions plus actual earnings thereon is based on years of continuous service, as defined by the Plan. Participants are 100% vested in the Company's discretionary contributions after 6 years of credited service.

The vesting schedule for the Company's discretionary contributions is as follows:

Years of Service	Percentage
Less than 1 year	0%
1	15%
2	30%
3	45%
4	60%
5	80%
6	100%

Forfeitures

As of December 31, 2020 and 2019, forfeited nonvested accounts totaled $328,334 and $258,769, respectively. Forfeitures are allocated to the account of each eligible participant based upon a percentage of the participant's annual eligible compensation to total eligible compensation. Forfeitures are generally allocated to participants subsequent to year-end based upon compensation received in the same Plan Year in which the forfeiture occurred in accordance with the provisions of the Plan.

Notes receivable from participants

Participants may borrow from their vested accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 less their highest outstanding notes receivable balance under the Plan during the previous 12 months or 50% of their vested account balance. The notes receivable are secured by the balance in the participant's account and bear interest at the prime rate plus 2% which is commensurate with prevailing rates. Interest rates are updated on the day following the change in the published prime rate. Principal and interest are paid to the Plan ratably through payroll deductions. The notes receivable are to be repaid over a period not to exceed five years, unless the loan qualifies as a home loan, for which the term of repayment may not be greater than 15 years. A home loan is a loan used to acquire a dwelling unit which, within a reasonable time, the participant will use as a principal residence. Outstanding notes receivable at December 31, 2020, carried interest rates ranging from 5.25% - 7.50% and are currently expected to mature through 2034.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2020 and 2019

Payment of benefits

Distributions and withdrawals are payable upon retirement after attaining age 60, severance from employment, financial hardship, disability or death. If a participant's account balance is equal to or less than $1,000, the balance is distributed immediately in a lump-sum cash payment unless a direct rollover into an individual retirement account ("IRA") or other qualified benefit plan is requested. If the account balance is over $1,000, the participant can consent to either a distribution paid in the form of a lump-sum cash payment, a direct rollover into an IRA or other qualified plan or postpone payment to a later date and remain in the Plan as described in the plan documents. Participants with an immediate and heavy financial need may be eligible for a hardship withdrawal, subject to certain restrictions as described in the plan documents.

Coronavirus Aid, Relief, and Economic Security (CARES) Act

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was signed into law. Qualified Individuals are those diagnosed with COVID-19 or have a spouse or dependent who have been diagnosed, or who experienced "adverse financial consequences" as a result of a quarantine, furlough, lay-off, reduction in work hours, business closure, the lack of child care, or other factors due to the COVID-19 pandemic. The CARES Act allowed Qualified Individuals to withdrawal up to $100,000 of Plan funds without a 10% early withdrawal penalty and no mandatory federal tax withholding requirements. CARES Act distributions were subject to regular income taxes, but such taxes can be repaid pro-rata over a three-year period. The $100,000 limit was in aggregate across all of a Qualified Individual’s retirement plans, and amounts withdrawn from the Plan may be eligible for repayment within three years. Additionally, the CARES Act provisions provided for delaying participant loan repayments up to one year and increasing the maximum amount of such participant loans. The Plan has implemented these changes for all active Plan participants only.

2.                          Summary of Significant Accounting Policies and Basis of Presentation

Basis of accounting

The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. ("U.S. GAAP").

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Valuation of investments

Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See note 5 for discussion of fair value measurements.

Purchases and sales of securities are reflected on a trade date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan's gains and losses on investments bought and sold as well as held during the year.

Notes receivable from participants

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2020 and 2019

Notes receivable from participants are measured at their unpaid principal balance plus any accrued unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. Related fees are recorded as administrative expenses and are expensed when they are incurred. Delinquent notes receivable, if any, from participants are recorded as distributions based upon the terms of the Plan agreement. No allowance for credit losses has been recorded as of December 31, 2020 and 2019.

Accounting for contributions

Contributions from participants related receivables are recorded based on the date contributions are separated from the participants' pay. Rollover contributions, are recorded based on the date that the contributions are received by the Plan. Company contributions are recorded in the year earned to coincide with the year in which the Company records the contributions to its general ledger.

Payment of benefits

Benefits are recorded when paid.

Administrative expenses

Certain administrative expenses of the Plan, including recordkeeper and audit fees were paid directly by the Company for the year ended December 31, 2020. Investment fees, which may vary according to the individual investment funds selected, are paid at the Plan level, which affect Plan earnings.

Participants may be charged for some or all of the costs and expenses of operating the Plan. Such expenses include but are not limited costs to process distributions, loans and domestic relations orders. Generally, the Company pays for any administrative expenses of the Plan. The Plan is not required to reimburse the Company for expenses paid on its behalf.

Administrative expenses are recorded when incurred.

3.                          Tax Status

The Plan adopted the Vanguard Defined Contribution Volume Submitter Plan and Trust Basic Plan Document #04 effective April 1, 2020. The Vanguard Group received an opinion letter from the IRS on the volume submitter plan dated February 21, 2019, indicating that the volume submitter plan is acceptable under Section 401 of the IRC for use by employers for the benefit of their employees. Prior to April 2020, the Plan adopted the Milliman, Inc. Defined Contribution Volume Submitter Plan and Trust Basic Plan Document #08. Milliman, Inc, received an opinion letter from the IRS on this volume submitter plan dated March 31, 2014, indicating that the volume submitter plan is acceptable under Section 401 of the IRC for use by employers for the benefit of their employees. Subject to future events and circumstances, the Company and the Plan's tax advisor currently believe that the Plan and its underlying trust are currently designed and operated within the terms of the Plan and remain qualified under the applicable provisions of the IRC. Therefore, a provision for income taxes has not been included in the Plan's financial statements.

4.    Risks and Uncertainties

The Trustees hold the Plan’s investments and execute all investment transactions. The Plan allows for investment in the Company’s common stock, common collective trust funds, money market, and mutual funds. A participant may direct the Trustees to invest any portion of his or her elective contributions, Company safe harbor non-elective and discretionary contributions and rollover contributions in available investment options. Available investment options may change at any time at the discretion of the Company.

The Plan provides for investments in various securities that, in general, are exposed to various risks, such as interest rate, credit and overall market volatility risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2020 and 2019

could materially affect the amounts reported in the Statements of Net Assets Available for Benefits and changes therein and participant account balances.

COVID-19 Pandemic

In March 2020, the World Health Organization classified the COVID-19 outbreak as a pandemic, triggering volatility in the financial markets and having an impact on the global economy. As a result, there is heightened market risk in the Plan’s investment portfolio. However, because the values of the Plan’s investments have and will fluctuate in response to changing market conditions, the related impact on the Plan’s liquidity cannot be predicted at this time.

5.    Fair Value Measurements

In accordance with Accounting Standard Codification No. 820, “Fair Value Measurement" (“Topic 820”), the Plan defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of fair value hierarchy are as follows:

•Level 1: inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.
•Level 2: inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•Level 3: inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The asset or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at both December 31, 2020 and 2019:

•Common stock: The Company's common stock currently invested in by the Plan is held by a unitized fund, which means the participants do not own shares of the Company's common stock but rather own an interest in the unitized fund. The fund consists of common stock and cash equivalents to meet the fund's daily cash needs. The Plan owns the underlying assets of shares in common stock and the underlying cash. Unitizing the fund allows for daily trades of the fund's units. The value of a unit of the unitized fund reflects the combined value of the Company's common stock, at quoted market prices, and cash held by the fund.
•Mutual funds: Valued at the daily closing prices as reported by the funds. Mutual funds currently invested in by the Plan are open-end mutual funds registered with the Securities and Exchange Commission and are required to publish their daily net asset value and to transact based on that value. These funds are currently deemed to be actively traded.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2020 and 2019

•Money market fund and cash reserve account: Valued at cost plus accrued interest.
•Common collective trust fund: measured at fair value using the net asset value per share (or its equivalent) practical expedient, this investment has not been classified in the fair value hierarchy and is shown as a reconciling item.

The following are the major categories of assets and liabilities measured at fair value on a recurring basis during the years ended December 31, 2020 and 2019, respectively:

December 31, 2020	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Net Asset Value as Practical Expedient	Total Fair Value

Common stock	$13,602,134	$—	$—	$—	$13,602,134
Common collective trust fund	—	—	—	249,282	249,282
Money market fund	9,003,913	—	—		9,003,913
Mutual fund	235,126,270	—	—		235,126,270
Total investments	$257,732,317	$—	$—	$249,282	$257,981,599

December 31, 2019	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Net Asset Value as Practical Expedient	Total Fair Value

Common stock	$12,316,506	$—	$—	$—	$12,316,506
Cash reserve account	260,712	—	—	—	260,712
Money market fund	6,099,651	—	—	—	6,099,651
Mutual fund	198,540,745	—	—	—	198,540,745
Total investments	$217,217,614	$—	$—	$—	$217,217,614

6.                          Related Parties and Parties-in-Interest

Certain Plan investments are shares of mutual funds managed by the Trustees or their affiliates, and therefore, these transactions qualify as party-in-interest transactions. Additionally, a portion of the Plan’s assets are invested in a unitized fund holding the Company’s common stock. Because the Company is the Plan's sponsor and administrator, transactions involving the Company’s common stock qualify as party-in-interest transactions. Subject to future events and circumstances, the Company and the Plan's tax advisor believe that aforementioned party-in-interest transactions qualify as being exempt from ERISA and the IRS' prohibited transaction rules.

7. Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan, at any time, subject to the provisions of ERISA. In the event of Plan termination, the full value of each participant's account shall become fully vested and non-forfeitable and shall be distributed to the participant.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2020 and 2019

8. Subsequent Events

The Plan’s management has evaluated subsequent events through the date the financial statements were available to be issued, and there were no subsequent events requiring adjustments to the financial statements or disclosures.

10

SUPPLEMENTAL INFORMATION

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Schedule H, Part IV, Line 4(a) - Schedule of Delinquent Participant Contributions
EIN: 94-3196943
For the Year Ended December 31, 2020

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions			Totally Fully Corrected Under VFCP and PTE 2002-51
Check here if Late Participant Loan Repayments are included:	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
☑	$12,769	$20,687

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Schedule H, Part IV, Line 4(i) - Schedule of Assets (Held at End of Year)
EIN: 94-3196943
As of December 31, 2020

(a)	(b)	(c)	(d)	(e)
		Description of Investment
	Identity of Issue,	Including Maturity Date
	Borrower	Rate of Interest,
	Lessor or Similar Party	Collateral, Par or Maturity Value	Cost	Current Value

*	Simpson Manufacturing Co., Inc. Common Stock	Common Stock	**	$13,602,134
*	Vanguard Retirement Savings Trust III	Common Collective Trust Fund	**	249,282
*	Vanguard Federal Money Market Fund	Money Market	**	9,003,913
*	Vanguard Real Estate Index Fund Admiral Shares	Mutual Fund	**	2,456,963
*	Vanguard Growth Index Fund Institutional Shares	Mutual Fund	**	16,397,130
*	Vanguard Institutional Index Fund Institutional	Mutual Fund	**	9,842,264
*	Vanguard Mid Cap Index Fund Institutional Shares	Mutual Fund	**	9,879,399
*	Vanguard Small Cap Index Fund Institutional Shares	Mutual Fund	**	9,310,916
*	Vanguard Total Bond Market Index Fund Institutional	Mutual Fund	**	8,342,909
*	Vanguard Total International Stock Index Fund Institutional Shares	Mutual Fund	**	9,049,850
*	Vanguard Institutional Target Retirement Income Fund	Mutual Fund	**	2,052,552
*	Vanguard Institutional Target Retirement 2015	Mutual Fund	**	2,399,181
*	Vanguard Institutional Target Retirement 2020	Mutual Fund	**	9,718,024
*	Vanguard Institutional Target Retirement 2025	Mutual Fund	**	27,537,114
*	Vanguard Institutional Target Retirement 2030	Mutual Fund	**	28,674,593
*	Vanguard Institutional Target Retirement 2035	Mutual Fund	**	32,887,977
*	Vanguard Institutional Target Retirement 2040	Mutual Fund	**	23,720,353
*	Vanguard Institutional Target Retirement 2045	Mutual Fund	**	20,483,286
*	Vanguard Institutional Target Retirement 2050	Mutual Fund	**	8,742,562
*	Vanguard Institutional Target Retirement 2055	Mutual Fund	**	4,918,266
*	Vanguard Institutional Target Retirement 2060	Mutual Fund	**	1,389,058
*	Vanguard Institutional Target Retirement 2065	Mutual Fund	**	647,440
*	Vanguard Equity Income Fund Admiral Shares	Mutual Fund	**	6,676,433
	Total investments at fair value			$257,981,599
*	Notes receivable from participants	Interest rates range 5.25% - 7.50%	-	3,853,568
				$261,835,167
*  Party-in-interest transactions
** In accordance with instructions to Form 5500, cost information has been omitted as all investments of assets are participant directed.